UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 3, 2012

INOVIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1787 Sentry Parkway West Building 18, Suite 400 Blue Bell, Pennsylvania		19422
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (267) 440-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2012, we announced that Niranjan Y. Sardesai had become our chief operating officer. Our board of directors also determined that Niranjan Y. Sardesai, our chief operating officer, and Mark L. Bagarazzi, our chief medical officer, are executive officers and Section 16 officers as of that date.

Dr. Sardesai has broad operating and consulting experience in biotechnology and pharmaceuticals. He joined our predecessor VGX Pharmaceuticals as vice president of research and development in 2006, was promoted to senior vice president of research and development in 2007 and, with the merger of VGX with us in June 2009, became senior vice president of research and development of the merged company. Dr. Sardesai is responsible for leading our product development programs in infectious disease and cancer vaccines and vaccine delivery systems. Prior to VGX, Dr. Sardesai was the founder and President of NVision Consulting Inc., a strategy consulting firm focused on entrepreneurial life sciences companies, and he served as director of research and development at Fujirebio Diagnostics, Inc. At Fujirebio, Dr. Sardesai oversaw research and development and expansion of the oncology portfolio.

Dr. Bagarazzi joined us in January 2010, from Merck & Co., where he was director of worldwide regulatory affairs for vaccines and biologics. Dr. Bagarazzi led ongoing vaccine product and regulatory development of Merck’s ZOSTAVAX®, the leading vaccine for shingles. He was responsible for global regulatory activities related to Merck vaccine candidates for the prevention of HIV/AIDS. He also successfully led the regulatory process through to FDA approval of RotaTeq®, Merck’s vaccine against rotavirus. Prior to joining Merck in 2001, he was director of the HIV/AIDS program for St. Christopher’s Hospital for Children in Philadelphia. Dr. Bagarazzi was an assistant professor of pediatrics at Drexel College of Medicine and is a guest lecturer on vaccines and immunotherapeutics at the University of Pennsylvania School of Medicine. Previously, he was a guest lecturer at The Johns Hopkins University.

We have employment agreements with Dr. Sardesai and Dr. Bagarazzi. The employment agreements provide an annual base salary at the current amount of $300,000 for Dr. Sardesai and $300,000 for Dr. Bagarazzi, subject to upward adjustment yearly by our compensation committee. Under the employment agreements, the executive is eligible to receive an incentive cash bonus up to the amount, based upon the criteria and payable at such times as determined by our board of directors or its compensation committee. He is also entitled to participate in such employee benefit plans and programs and is entitled to such other fringe benefits, as are from time to time adopted by our board of directors or its compensation committee and made available by us generally to employees of similar position, and shall be eligible for such awards and benefits, if any, pursuant to our plans and programs as determined by our board of directors or its compensation committee.

If the executive’s employment is terminated by reason of death or total disability, we will pay the executive or his estate or representative, as applicable, any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under any of our plans and programs in which the executive is then participating, and, in the case of total disability, a continuation of medical benefits for up to 60 days and COBRA premiums for six months thereafter. In the case of total disability, the executive will also receive a lump-sum payment equal to six months of the executive’s aggregate base salary then in effect.

If we terminate the executive’s employment for cause, as defined in the agreement, or executive terminates employment for other than good reason, as defined in the agreement, we will pay him any unpaid portion of his base salary computed on a pro rata basis through the date of termination, any unreimbursed expenses and all other accrued but unpaid rights as determined under our plans and programs in which he is then participating.

If we terminate the executive’s employment other than on account of death, total disability or cause or the executive terminates his employment for good reason, as defined in the agreement, on 30 days’ prior written notice, we will pay him any unpaid portion of his base salary computed on a pro-rata basis through the date of termination, any unreimbursed expenses, all other accrued but unpaid rights as determined under our plans and programs in which the executive is then participating, a severance payment in the form of monthly payments of base salary for a period of 12 months following the effective date of termination and COBRA payments for 12 months following the effective date of termination. The employment agreement contains certain non-competition and non-disclosure covenants.

On January 3, 2012, we granted Dr. Sardesai a stock option to purchase 50,000 shares of our common stock at an exercise price of $0.44 per shares. The stock option vests 25% on the grant date and 25% on each of the first three anniversaries of the grant date.

We also set the annual base salary for 2012 for Dr. J. Joseph Kim, our President and Chief Executive Officer, at $478,000 and for Peter Kies, our Chief Financial Officer, at $290,000.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release of Inovio Pharmaceuticals, Inc. dated January 4, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

By:	/s/ Peter Kies
Peter Kies,
Chief Financial Officer

Date: January 5, 2012